------------------------------
                                                           OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:    September 30, 1998
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                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Omnicom Group, Inc.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

437 Madison Avenue
--------------------------------------------------------------------------------
                                    (Street)

New York                            New York                10022
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     July 19, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     HeadHunter.NET, Inc. (NASDAQ: HHNT)

________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5,827,400 shares            1                   By Bernard Hodes Group Inc., a wholly
                                                                                      owned subsidiary of Omnicom Group Inc.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMR control number.

                                                                          (Over)
                                                                 SEC 1473 (7-97)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                    3. Title and Amount of Securities                   5. Owner-
                                                       Underlying Derivative Security                      ship
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security              cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

/s/ Robert A. Profusek                                        July 31, 2000
-----------------------------------------------          -----------------------
Robert A. Profusek                                                Date
Executive Vice President
      **Signature of Reporting Person

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMR number.

                                                                 SEC 1473 (7-97)

                            Joint Filer Information

Name:                                   Bernard Hodes Group Inc.

Address:                                555 Madison Avenue
                                        New York, New York 10022

I.R.S. Identification:                  E.I.N.# 13-3043149

Designated Filer:                       Omnicom Group Inc.

Issuer & Ticker Symbol:                 HeadHunter.NET, Inc. (NASDAQ: HHNT)

Date of Event Requiring Statement:      July 19, 2000

                  Non-Derivative Securities Beneficially Owned
                  --------------------------------------------

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or     4. Nature of Indirect
1. Title of Security                     Beneficially Owned         Indirect (I)         Beneficial Ownership
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Common Stock                              5,827,400 shares               D                     N/A
-------------------------------------------------------------------------------------------------------------------

Signature:     Bernard Hodes Group Inc.

               /s/ Barry J. Wagner                       July 31, 2000
               -------------------------                 -------------
               Barry J. Wagner                           Date
               Secretary